Exhibit (a)(1)(C)

TENON MEDICAL, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

ELECTION FORM

THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON MAY 6, 2024,
UNLESS THE OFFER IS EXTENDED

Before completing and signing this election form, please make sure you received, read and understand the documents that comprise this offer to exchange certain outstanding options for restricted stock units (the “Option Exchange”), including (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the launch email, dated April 8, 2024, announcing this Option Exchange; and (3) this election form, together with its instructions, all of which are attached as exhibits to the Tender Offer Statement on Schedule TO filed by Tenon Medical, Inc. with the U.S. Securities and Exchange Commission on April 8, 2024 (together, the “Offer Documents”). The Option Exchange is subject to the terms of these Offer Documents, as they may be amended. The Option Exchange provides eligible participants the opportunity to exchange eligible options for one-half the number of restricted stock units (“RSUs”) with the same vesting commencement date and vesting term as the options exchanged by the Eligible Participant, and the only difference in vesting schedules will be that the monthly vesting schedule of the exchanged options will be replaced with a quarterly vesting schedule as set forth in Section 9 of the Offer to Exchange. This Option Exchange expires at 11:59 p.m., Eastern Time, on May 6, 2024 (the “expiration date”), unless extended. All capitalized terms used in this election form but not defined herein shall have the meanings given in the Offer Documents. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the Offer Documents, if you elect to exchange your Eligible Options (as defined below), the number of RSUs you receive will be one-half of the number of Eligible Options that you elect to exchange pursuant to the Option Exchange, as described in Section 2 of the Offer to Exchange. If you participate in this Option Exchange, you may exchange Eligible Options granted to you by Tenon that remain outstanding and unexercised by the expiration date of the Option Exchange, currently expected to be May 6, 2024. New RSUs granted in the Option Exchange will have the same vesting commencement date and vesting term as the options exchanged by the Eligible Participant, and the only differences in vesting schedules will be (i) any monthly vesting schedule of the exchanged options will be replaced with a quarterly vesting schedule and (ii) if prior to the expiration of the Option Exchange a vesting date has occurred with respect to the exchanged option grant, the first vesting date for the unvested portion of such new RSUs will be three months from the last vesting date of such options. The Statement of Eligible of Eligible Options attached to this election form includes the number of RSUs you would receive in exchange for each of your Eligible Option grants, including the number of your RSUs which will be vested at the time of the grant and the vesting schedule of your unvested RSU. If you do not remain an employee of Tenon or its subsidiaries or in service to Tenon or its subsidiaries, as applicable, through the date your RSUs vest, you will not receive the shares subject to the unvested RSUs. Instead, your RSUs will expire immediately upon your termination.

“Eligible Options” refers to vested or unvested outstanding options to purchase shares of the Company’s common stock granted under the Tenon Medical, Inc. 2022 Equity Incentive Plan or the Tenon Medical 2012 Equity Incentive Plan.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OPTION EXCHANGE AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which follow.

To participate in the Option Exchange, you must complete and submit your election form via DocuSign by 11:59 p.m., Eastern Time, on May 6, 2024 (unless we extend the Option Exchange). Only responses that are properly completed, signed and actually received via DocuSign by Tenon prior to the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

If you make no election, or do not return this election form before this Option Exchange expires, you will retain your Eligible Options, subject to their original terms, and no Replacement RSUs will be granted to you.

Please submit your initial acceptance and/or rejection by completing this election form, which once submitted will automatically be forwarded to Tenon, so that we receive it before 11:59 p.m., Eastern Time, on May 6, 2024 (or such later date as may apply if the Option Exchange is extended).

If you choose to subsequently withdraw from the Option Exchange and revoke your prior election to tender your Eligible Options, please deliver the properly completed and signed Notice of Withdrawal of election form to Tenon via email (by PDF or similar imaged document file) to: cphillips@tenonmed.com. The Notice of Withdrawal of election form was previously provided to you by email and is attached as an exhibit to the Offer Documents.

If you change your mind after you have submitted an election form (e.g., choose to withdraw from the Option Exchange but subsequently decide to participate in the Option Exchange), you may elect later to exchange the withdrawn Eligible Option grants again by notifying Colleen Phillips at cphillips@tenonmed.com and requesting and completing a new Election Form be sent to you via DocuSign at any time on or before the expiration of the Option Exchange.

You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration of the Option Exchange.

Please check the appropriate box:

☐  Yes, I wish to participate in the Option Exchange as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be (enter date), 2024.

☐  Yes, I wish to participate in the Option Exchange as to my eligible option grants listed below (please list by date of grant):

(Previously submitted election forms, if any, will be disregarded upon submitting a new, properly completed election form. As a result, any new election form must indicate all eligible option grants you wish to exchange in the Option Exchange.)

Option Grant

Number of Shares: ______________

Grant Date: _____________

My eligible option grants that are specifically listed above will be canceled irrevocably on the cancellation date, currently expected to be (enter date), 2024.

OR

☐ No, I wish to REJECT the offer with respect to all of my eligible option grants.

If I previously have accepted the offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance and I will not participate in the Option Exchange.

I understand that this election form will replace in its entirety any election I previously submitted.

SUBMIT THIS ELECTION FORM NO LATER THAN 11:59 P.M., EASTERN TIME,
ON MAY 6, 2024 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

1.      I agree that my decision to accept or reject the Option Exchange with respect to some or all of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange and the Offer Documents.

2.      I understand that I may change my election at any time by completing and submitting a new election form no later than 11:59 p.m., Eastern Time, on May 6, 2024 (unless the Option Exchange is extended), and that any election form submitted and/or received after such time will be void and of no further force and effect.

3.      If my employment or other service with Tenon or its subsidiaries terminates before the Option Exchange expires, I understand that my exchange election will be cancelled and I will not receive the new RSU grant. I understand that, if this occurs, no changes will be made to the terms of my current stock options and such stock options will be treated as if I had declined to participate in the Option Exchange.

4.      I understand and agree that if my employment with Tenon or any of its subsidiaries ends for any reason (whether or not in breach of local labor laws) after I receive the new RSU grant, my exchange election will have been processed and my new RSU grant will have the applicable terms and conditions, including the vesting requirements and schedule, as described in the Offer to Exchange. I further understand and agree that if I leave Tenon prior to the vesting of RSUs, my unvested RSUs will be forfeited.

5.      I agree that decisions with respect to future grants under any Tenon equity compensation plan will be at the sole discretion of Tenon.

6.      I agree that: (i) the Option Exchange is discretionary in nature and may be suspended or terminated by Tenon, in accordance with the terms set forth in the Offer Documents, at any time prior to the expiration of the Option Exchange; (ii) Tenon may, at its discretion, refuse to accept my election to participate; and (iii) the Option Exchange is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

7.      I agree that: (i) the value of any RSUs and participation in the Option Exchange made pursuant to the Option Exchange is an extraordinary item of income which is outside the scope of my employment contract or other service contract, if any; (ii) the value of any RSUs granted pursuant to the Option Exchange is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Tenon, any subsidiary or affiliate of Tenon or my current employer or entity with which I am engaged to provide services.

8.      Neither my participation in the Option Exchange nor this election will be construed so as to grant me any right to remain in the employ of Tenon or any of its subsidiaries and will not interfere with the ability of my current employer, or applicable entity with which I am engaged to provide services, to terminate my employment or other service relationship at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

9.      Neither my participation in the Option Exchange nor this election will be interpreted to form an employment or service contract or relationship with Tenon or any subsidiary or affiliate of Tenon.

10.    I understand that the future value of the shares of Tenon’s common stock underlying the RSUs is unknown and cannot be predicted with certainty.

11.    I acknowledge and agree that none of Tenon or a subsidiary or affiliate of Tenon, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the Offer Documents.

12.    I agree that participation in the Option Exchange is governed by the terms and conditions set forth in the Offer Documents and this election form. I acknowledge that I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Tenon upon any questions relating to the Option Exchange and this election form will be given the maximum deference permitted by law.

13.    I agree that the terms of the RSUs, if any, that I receive pursuant to the Option Exchange will be subject to the terms and conditions of the applicable RSU agreement, including any or all federal, state and local income tax, social insurance and social security liabilities or premium, payroll tax or other tax-related withholding.

14.    I understand and agree that the Option Exchange and the RSUs granted pursuant to the Option Exchange are governed by the laws of the State of Delaware.

15.    I may receive certain future confirmation letters or other communications from Tenon in connection with the Option Exchange, including a communication confirming that Tenon has received the election form and whether Tenon ultimately accepts or rejects this election form. If I do not receive a confirmation from Tenon, I understand that it is my responsibility to ensure that my election form has been received no later than 11:59 p.m., Eastern Time, on May 6, 2024. I understand that only responses that are properly completed, signed (electronically or otherwise), dated and actually received by Tenon by the deadline will be accepted.

(Election and Signature are Required)

☐  I acknowledge and agree with the terms and conditions stated above and as set forth in the Offer Documents comprising this Option Exchange.

Eligible Participant Signature	Date

Eligible Participant Name (Please Print)	Eligible Participant Email Address

[Signature Page to the Election Form]

Instructions to election form

1.      EXPIRATION TIME. The Option Exchange and any rights to tender or to withdraw a tender of Eligible Options expire at 11:59 p.m., Eastern Time, on May 6, 2024. If we extend the Option Exchange, you may withdraw your Eligible Option grants at any time until the extended expiration date. In addition, although we intend to accept all validly tendered options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 11:59 p.m., Eastern Time, on June 3, 2024 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

2.      DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options, under the Option Exchange, a signed copy of the election form must be received by Tenon before 11:59 p.m., Eastern Time, on May 6, 2024 (or such later date as may apply if the Option Exchange is extended) by the following means:

•        For the initial election, via DocuSign (sent by Tenon to you); and

•        For subsequent withdrawals and elections, via email (by PDF or similar imaged document file) to: cphillips@tenonmed.com.

Your election form will be effective only upon receipt by us. You are responsible for completing the DocuSign process for your initial election and making sure that the election form for any subsequent elections is delivered to the electronic mail address indicated above. You must allow for sufficient time to complete and deliver the election form to ensure that we receive your election form on time.

You are not required to tender any of your Eligible Options for exchange. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you Replacement RSUs.

3.      WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Option Exchange may be withdrawn at any time before 11:59 p.m., Eastern Time, on May 6, 2024, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw tendered Eligible Options, you must deliver a properly completed and signed Notice of Withdrawal via email (by PDF or similar imaged document file) to: cphillips@tenonmed.com.

If you wish to rescind a withdrawal election, you must resubmit your election form before the expiration date by following the procedures described in Instruction 2 above and submitting your election form by email.

4.      SIGNATURES. Your initial election must be completed via DocuSign as described above. For subsequent elections and withdrawals, please sign and date the election form and Notice of Withdrawal, as applicable. Except as described in the following sentence, this election form must be signed by the Eligible Participant who holds the Eligible Options to be tendered using the same name for such Eligible Participant as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form.

5.      REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Option Exchange (including requests for additional or hard copies of the Offer Documents or the election form) should be directed via email to svandick@tenonmed.com.

6.      IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options for exchange. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Participant before the expiration date. No Eligible Options will be accepted for exchange until the Eligible Participant exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

7.      ALTERNATIVE, CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

8.      IMPORTANT TAX INFORMATION. You should refer to Section 14 of the Offer to Exchange included in the Offer Documents, which contains important U.S. and foreign tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.